Exhibit 99

     ICOS Corporation Reports Results for Second Quarter of 2003

    BOTHELL, Wash.--(BUSINESS WIRE)--Aug. 5, 2003--ICOS Corporation (Nasdaq:ICOS) ("ICOS" or the "Company") today summarized recent events and released its financial results for the three and six months ended June 30, 2003.

    Cialis(R) (tadalafil) Global Launch Update and Recent Events

    For the three and six months ended June 30, 2003, worldwide product sales of Cialis totaled $37.4 million and $58.9 million, respectively. See "Lilly ICOS Results of Operations" below for additional information.
    Lilly ICOS LLC ("Lilly ICOS"), a 50/50 joint venture between ICOS and Eli Lilly and Company (NYSE:LLY)("Lilly"), launched Cialis, for the treatment of erectile dysfunction ("ED"), in the European Union in the 2003 first quarter. Lilly ICOS expects to launch Cialis in North America upon receipt of necessary regulatory approvals. Beyond the European Union and North America, Lilly is commercializing Cialis and pays a royalty, equal to 20% of net product sales, to Lilly ICOS. Cialis is now marketed in approximately 40 countries and is available by prescription in pharmacies on five continents.
    "We are extremely pleased with the market response to Cialis in the brief period it has been available," said Paul Clark, ICOS Chairman and CEO. "Cialis has achieved market share, based on pharmacy sales to patients, of 25 percent in some of the largest markets in the European Union and even higher share in other markets."
    Cialis continues to progress through the regulatory process in the United States. During the second quarter of 2003, Lilly ICOS submitted a complete response to the U.S. Food and Drug Administration's ("FDA") April 2002 approvable letter regarding Cialis. Lilly ICOS continues to expect a U.S. regulatory decision regarding Cialis late in 2003.

    Other Second Quarter Highlights and Events

    On June 20, 2003, ICOS completed a $250 million private offering of 2.0 percent Convertible Subordinated Notes, due in 2023, and received approximately $242 million in net proceeds. On July 18, 2003, the initial purchasers exercised, in part, their option to purchase additional Notes in the principal amount of $28.7 million. The exercise of the option brought the aggregate gross proceeds from the sale of the Notes to $278.7 million. The Notes are convertible, at the option of the holder, into ICOS common stock at a conversion price of $61.50 per share, subject to adjustment in certain circumstances.
    In addition, during the second quarter, ICOS announced that it will reacquire sole development rights to the LFA-1 antagonist development program from Biogen, Inc. IC747, one of the LFA-1 antagonist compounds being evaluated, concluded a small exploratory Phase 2a clinical study in patients with psoriasis earlier in 2003. The Company now plans to focus its research on other, more potent LFA-1 antagonist compounds in preclinical development.

    Financial Results

    For the three months ended June 30, 2003, ICOS reported a net loss of $11.5 million ($0.19 per share), compared to a net loss of $40.4 million ($0.66 per share) for the three months ended June 30, 2002.
    Total revenue was $26.7 million in the second quarter of 2003, compared to $22.0 million in the second quarter of 2002.
    Collaboration revenue from affiliates ("cost reimbursement revenue") totaled $2.6 million in the second quarter of 2003, compared to $17.9 million in the second quarter of 2002. The decrease was primarily due to termination of Pafase(R) (rPAF-AH) development activities and the Company's decision to conclude its participation in the endothelin receptor antagonist collaboration with Encysive Pharmaceuticals Inc. ("Encysive," formerly Texas Biotechnology Corporation).
    Revenue from licenses of technology was $21.3 million in the second quarter of 2003, compared to $0.6 million in the second quarter of 2002. Second quarter 2003 results included $21.3 million in previously deferred upfront fees and forgiven loans, received from Biogen, Inc., that were recognized as revenue in conjunction with the conclusion of our collaboration and our reacquisition of sole development rights to the LFA-1 antagonist program.
    Total operating expenses were $30.6 million in the second quarter of 2003, compared to $40.1 million in the second quarter of 2002.
    Research and development expenses decreased $8.1 million from the second quarter of 2002, to $27.1 million in the second quarter of 2003. The decrease was primarily due to discontinuation of activities associated with the Pafase and endothelin receptor antagonist programs, partially offset by increased costs related to the progression of development activities for our clinical product candidates RTX(TM) (resiniferatoxin) and IC14.
    Marketing and selling expenses decreased $1.5 million from the second quarter of 2002, to $1.2 million in the second quarter of 2003. The decrease was due to start-up expenses, in the 2002 second quarter, associated with the development of sales and marketing capabilities in anticipation of a U.S. regulatory decision for Cialis.
    In the 2003 second quarter, the Company recognized its $20.0 million share of net losses of affiliates, compared to $25.3 million in the second quarter of 2002. The decrease reflects the impact of the late 2002 termination of the Pafase development program and the conclusion of the Company's participation in the endothelin receptor antagonist collaboration with Encysive.
    The Company's 50% share of Lilly ICOS' losses increased $3.0 million from the second quarter of 2002, to $20.0 million in the second quarter of 2003. See "Lilly ICOS Results of Operations" below for additional information.
    In April 2003, the Company recognized a $10.0 million gain upon the sale of its interests in ICOS-Texas Biotechnology L.P. to Encysive. Under the terms of the agreement, Encysive paid $4.0 million upon closing, with the balance payable, including interest, over an 18-month period. Future payments due from Encysive are secured by an irrevocable standby letter of credit from a major U.S. bank.
    Interest and other income were $2.3 million in the second quarter of 2003, compared to $3.0 million in the second quarter of 2002. The decrease primarily reflects the impact of both lower average invested balances and lower average interest rates during the 2003 second quarter.
    For the six months ended June 30, 2003, ICOS reported a net loss of $52.0 million ($0.84 per share), compared to a net loss of $79.6 million ($1.31 per share) for the six months ended June 30, 2002.
    At June 30, 2003, the Company had cash, cash equivalents, investment securities and associated interest receivable of $513.5 million.

    Lilly ICOS Results of Operations

    For the three months ended June 30, 2003, Lilly ICOS reported a net loss of $40.1 million, compared to a net loss of $34.0 million for the three months ended June 30, 2002.
    Total revenue was $25.0 million in the second quarter of 2003, consisting of $21.9 million of product sales of Cialis in the European Union, and $3.1 million in royalties, from Lilly, equal to 20% of net sales of Cialis in territories other than North America and the European Union.
    Total expenses were $65.1 million for the three months ended June 30, 2003, compared to $34.0 million for the three months ended June 30, 2002.
    Cost of sales totaled $2.2 million in the second quarter of 2003, including royalties payable by Lilly ICOS equal to 5% of its net product sales.
    Research and development expenses increased $5.1 million from the second quarter of 2002, to $17.5 million in the second quarter of 2003. The increase primarily reflects incremental costs related to patent litigation, local clinical trials in Europe and clinical pharmacology studies required by the FDA.
    Selling, general and administrative expenses increased $23.8 million over the prior year quarter, to $45.4 million for the three months ended June 30, 2003. This increase primarily reflects sales and marketing costs associated with the commercialization of Cialis in the European Union.
    For the six months ended June 30, 2003, Lilly ICOS reported a net loss of $83.2 million, compared to a net loss of $62.5 million for the six months ended June 30, 2002.

    ICOS is a product-driven company that has expertise in both protein-based and small molecule therapeutics. ICOS combines its capabilities in molecular, cellular and structural biology, high throughput drug screening, medicinal chemistry and gene expression profiling to develop highly innovative products expected to have significant commercial potential. ICOS applies its integrated approach to erectile dysfunction and other urologic disorders, and sepsis and other inflammatory diseases. ICOS' strategy targets multiple therapeutic areas with drugs that act through distinct molecular mechanisms, increasing opportunities to market breakthrough products.
    The Company's results of operations may vary significantly from period to period. Operating results will depend on, among other factors, the timing and success of new product launches, the timing of expenses, continued funding by collaboration partners, and the timing and progression of research, development, marketing and sales activities. The Company may experience significant fluctuations in cost reimbursement revenue, revenue from licenses of technology and contract manufacturing revenue. Cost reimbursement revenue will vary depending upon the extent and timing of research and development collaboration activities, the progression of clinical trial and development activities, the cost of marketing and sales activities, and our level of participation in those activities. Revenue from licenses of technology will vary as a result of the timing of milestone payments and changes in estimated total development costs, which depend on the success of clinical trials and other development efforts. Contract manufacturing revenue may fluctuate depending upon our needs to manufacture our own internal product candidates and our ability to attract third parties to utilize any remaining manufacturing capacity. In addition, significant changes in joint venture collaboration activities, which are subject to the oversight of both parties, could cause the amount of affiliate losses to fluctuate from period to period.

    Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause the Company's results and the timing and outcome of events to differ materially from those expressed in or implied by the forward-looking statements, including risks associated with research and clinical development, regulatory approvals, product commercialization, liquidity, reliance on third party manufacturers, competition, intellectual property claims and litigation and other risks detailed in the Company's latest Annual Report on Form 10-K and its other public filings with the Securities and Exchange Commission.
    The forward-looking statements contained in this press release represent the Company's judgment as of the date of this release. ICOS undertakes no obligation to publicly update any forward-looking statements. The biotechnology and pharmaceutical businesses are risky and there can be no assurance that any particular product candidate will progress and become a commercial product.

    Conference Call

    As previously announced, ICOS will host a conference call to review the second quarter financial results and related matters today, beginning at 4:30 p.m. EDT. On this call, ICOS will also provide financial guidance and discuss plans for the remainder of 2003. The conference call can be accessed as a webcast at www.icos.com, in the Investor/Events section, or by telephone, using the Passcode 687925, live at (612) 326-1003, or as a replay at (320) 365-3844. The webcast will be available until August 12, at 4:30 pm EDT. The telephone replay will be available until August 6, 2003 at 6:30 pm EDT.

    -- Selected financial data follows--

                   ICOS Corporation and Subsidiaries
                 SELECTED CONSOLIDATED FINANCIAL DATA
                 (in thousands, except per share data)
                              (unaudited)


                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                   2003      2002      2003      2002
                                --------  --------  --------  --------
Condensed Consolidated
 Statements of Operations:

Revenue:
 Collaboration revenue from
  affiliates                   $  2,642  $ 17,909  $  7,990  $ 37,265
 Licenses of technology          21,343       634    21,976     2,014
 Contract manufacturing           2,722     3,432     3,822     5,232
                                --------  --------  --------  --------
     Total revenue               26,707    21,975    33,788    44,511
                                --------  --------  --------  --------

Operating expenses:
 Research and development        27,105    35,248    54,393    70,646
 Marketing and selling            1,233     2,780     2,154     5,938
 General and administrative       2,214     2,087     4,355     3,896
                                --------  --------  --------  --------
     Total operating expenses    30,552    40,115    60,902    80,480
                                --------  --------  --------  --------
           Operating loss        (3,845)  (18,140)  (27,114)  (35,969)
Other income (expense):
 Equity in losses of affiliates (20,045)  (25,277)  (41,592)  (50,001)
 Gain on sale of partnership
  interests                      10,000         -    10,000         -
 Interest and other income        2,342     3,012     6,054     6,345
                                --------  --------  --------  --------
Loss before income taxes        (11,548)  (40,405)  (52,652)  (79,625)
Income tax recovery                   -         -       612         -
                                --------  --------  --------  --------
Net loss                       $(11,548) $(40,405) $(52,040) $(79,625)
                                ========  ========  ========  ========


Net loss per common share -
 basic and diluted             $  (0.19) $  (0.66) $  (0.84) $  (1.31)
                                ========  ========  ========  ========

Weighted average common shares
 outstanding - basic and
 diluted                         62,401    61,148    62,288    60,586
                                ========  ========  ========  ========



Condensed Consolidated         June 30,  December 31,
 Balance Sheets:                 2003      2002
                                --------  --------

Cash, cash equivalents,
 investment securities and
 interest receivable           $513,507  $354,025
Receivables from affiliates       7,852     7,959
Note receivable                   6,000         -
Property and equipment, net      18,510    20,209
Deferred financing costs and
 other                           13,882     3,467
                                --------  --------
     Total assets              $559,751  $385,660
                                ========  ========

Due to affiliates              $ 19,502  $ 25,012
Other current liabilities        18,941    25,985
Deferred revenue                  1,400    17,031
Convertible subordinated debt   250,000         -
Stockholders' equity            269,908   317,632
                                --------  --------
     Total liabilities and
      stockholders' equity     $559,751  $385,660
                                ========  ========



                   ICOS Corporation and Subsidiaries
                     SUPPLEMENTARY FINANCIAL DATA
                            (in thousands)
                              (unaudited)


The following table summarizes our revenue from collaborations and licenses of technology, and equity in losses of affiliates.

                                              2003
                             -----------------------------------------
                                  Q1            Q2          TOTAL
                            ------------------------------------------

Collaboration revenue from
affiliates:
 Lilly ICOS LLC             $       2,053 $       2,210 $      4,263
 Suncos Corporation                 2,058           269        2,327
 ICOS-Texas Biotechnology
  L.P.                              1,237           163        1,400
                             ------------- ------------- -------------
                            $       5,348 $       2,642 $      7,990
                             ============= ============= =============

Licenses of technology:
 Lilly ICOS LLC             $          31 $           - $         31
 ICOS Clinical Partners,
  L.P.                                  -             -            -
 Biogen, Inc.                         602        21,343       21,945
                             ------------- ------------- -------------
                            $         633 $      21,343 $     21,976
                             ============= ============= =============

Equity in losses of
affiliates:
 Lilly ICOS LLC             $      21,547 $      20,045 $     41,592
 Suncos Corporation                     -             -            -
 ICOS-Texas Biotechnology
  L.P.                                  -             -            -
                             ------------- ------------- -------------
                            $      21,547 $      20,045 $     41,592
                             ============= ============= =============


                                               2002
                             -----------------------------------------
                                Q1      Q2      Q3      Q4     TOTAL
                             -----------------------------------------

Collaboration revenue from
affiliates:
 Lilly ICOS LLC              $ 1,361 $ 1,579 $ 1,239 $ 2,436 $  6,615
 Suncos Corporation           13,889  12,918  13,336  16,335   56,478
 ICOS-Texas Biotechnology
  L.P.                         4,106   3,412   3,333   3,784   14,635
                              ------- ------- ------- ------- --------
                             $19,356 $17,909 $17,908 $22,555 $ 77,728
                              ======= ======= ======= ======= ========

Licenses of technology:
 Lilly ICOS LLC              $   623 $    83 $   243 $   608 $  1,557
 ICOS Clinical Partners,
  L.P.                           427     315     323   2,095    3,160
 Biogen, Inc.                    330     236     911     423    1,900
                              ------- ------- ------- ------- --------
                             $ 1,380 $   634 $ 1,477 $ 3,126 $  6,617
                              ======= ======= ======= ======= ========

Equity in losses of
affiliates:
 Lilly ICOS LLC              $14,230 $17,003 $13,255 $21,181 $ 65,669
 Suncos Corporation            7,984   6,317   6,485   9,147   29,933
 ICOS-Texas Biotechnology
  L.P.                         2,510   1,957   1,838   2,253    8,558
                              ------- ------- ------- ------- --------
                             $24,724 $25,277 $21,578 $32,581 $104,160
                              ======= ======= ======= ======= ========


                   ICOS Corporation and Subsidiaries
            SUMMARIZED OPERATING RESULTS OF LILLY ICOS LLC
                            (in thousands)
                              (unaudited)


                                                      2003
                                           ---------------------------
                                              Q1       Q2      TOTAL
                                           ---------------------------

Revenue:
 Product sales, net                        $ 16,615 $ 21,853 $ 38,468
 Royalties                                      975    3,115    4,090
                                            -------- -------- --------
   Total revenue                             17,590   24,968   42,558
                                            -------- -------- --------
Cost of sales                                 1,604    2,170    3,774
Research and development:
 Eli Lilly and Company                       16,446   15,654   32,100
 ICOS Corporation                             1,773    1,855    3,628
Selling, general and administrative:
 Eli Lilly and Company                       40,582   45,024   85,606
 ICOS Corporation                               280      355      635
                                            -------- -------- --------
   Total expenses                            60,685   65,058  125,743
                                            -------- -------- --------
Net loss                                   $(43,095)$(40,090)$(83,185)
                                            ======== ======== ========


                                            2002
                         ---------------------------------------------
                           Q1       Q2       Q3       Q4      TOTAL
                        ----------------------------------------------

Revenue:
 Product sales, net     $      - $      - $      - $      - $       -
 Royalties                     -        -        -        -         -
                         -------- -------- -------- -------- ---------
   Total revenue               -        -        -        -         -
                         -------- -------- -------- -------- ---------
Cost of sales                  -        -        -        -         -
Research and
development:
 Eli Lilly and Company    10,839   11,138   10,863   18,979    51,819
 ICOS Corporation          1,184    1,249    1,034    2,098     5,565
Selling, general and
administrative:
 Eli Lilly and Company    16,222   21,314   14,410   20,973    72,919
 ICOS Corporation            215      305      203      312     1,035
                         -------- -------- -------- -------- ---------
   Total expenses         28,460   34,006   26,510   42,362   131,338
                         -------- -------- -------- -------- ---------
Net loss                $(28,460)$(34,006)$(26,510)$(42,362)$(131,338)
                         ======== ======== ======== ======== =========

    CONTACT: ICOS Corporation
             Lacy Fitzpatrick, 425/415-2207